March 31, 1994


Eckerd Corporation
8333 Bryan Dairy Road
Largo, FL  34647

Ladies and Gentlemen:

I am Senior Vice President/Administration for Eckerd Corporation, a Delaware corporation (the "Company"). I am providing the opinions set forth herein in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), relating to the sale (the "Offering") of up to 5,750,000 shares (including 750,000 shares subject to an over-allotment option) (the "Shares") of the Company's Common Stock, par value $.01 per share, to the public through syndicates of underwriters in firm commitment public offerings pursuant to (a) the U.S. Purchase Agreement (the "U.S. Purchase Agreement") in the form to be filed as an Exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated and Raymond James & Associates, Inc. acting severally on behalf of themselves and the several Underwriters named therein (the "U.S. Underwriters") and (b) the International Purchase Agreement (the "International Purchase Agreement") in the form to be filed as an Exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and Merrill Lynch International Limited, Bear, Stearns International Limited, Morgan Stanley & Co. International Limited and Raymond James & Associates, Inc. (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). The U.S. Purchase Agreement and the International Purchase Agreement are collectively referred to herein as the "Purchase Agreements".

This opinion is being delivered in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, I and members of my staff under my supervision, have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act; (ii) the forms of the Purchase Agreements; (iii) the Company's Restated

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Certificate of Incorporation, as in effect as of the respective issue dates of the Shares; (iv) the Company's Restated By-laws, as in effect as of the respective issue dates of the Shares; (v) the resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares and the registration of the Shares under the Act; (vi) the form of a specimen certification representing the Shares; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. I and members of my staff under my supervision have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my and my staff's examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

I am admitted to practice law in the State of Ohio and I do not purport to be an expert on any law other than the laws of the State of Ohio and the laws of the United States of America. Insofar as the opinions contained herein related to the general corporate law of the State of Delaware, I have made such investigation of such laws as I have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and assuming the conformity of the certificates representing the Shares to the form of the specimen thereof examined by me and the due execution and delivery of such certificates, I am of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

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I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not admit that I came within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ JAMES M. SANTO

James M. Santo
Senior Vice President/Administration